Exhibit 10.2
CHANGE OF CONTROL AGREEMENT
     This Change Of Control Agreement (the “Agreement”) is made as of July 14, 2006 between Dot Hill Systems Corp., a Delaware corporation (the “Company”), and Hanif I. Jamal (“Employee”), contingent and effective upon Employee’s commencement of employment with the Company.
     Whereas, in order to provide an incentive for Employee to participate actively in the affairs and maximize the value of the Company, the Company is willing to provide Employee with certain benefits on the terms and conditions set forth below.
     Now Therefore, for good and valuable consideration, the sufficiency of which is hereby acknowledged, Employee and the Company (each, a “Party,” and collectively, the “Parties”) agree as follows:
1. Benefits in the Event of a Change of Control. If (i) a Change of Control (defined below) occurs and (ii) during the period beginning two (2) months prior to the effective date of such Change of Control and ending twenty-four (24) months after the effective date of such Change of Control, Employee’s employment with the Company is terminated either (A) by the Company for reasons other than Cause (defined below) or for no reason or (B) by Employee for Good Reason (defined below), then, without further action by Employee or the Company, Employee shall be entitled to the benefits set forth below:
     (a) The vesting applicable to all options to purchase shares of the Company’s capital stock (“Options”) and all shares of the Company’s capital stock which are subject to the company’s right to repurchase such shares (“Restricted Stock”) held by Employee as of the effective date of such termination shall be accelerated in full such that Employee shall have the right to exercise in accordance with the terms thereof all or any portion of such Options (notwithstanding any vesting schedule set forth in such Options) and any such Company repurchase rights with respect to such Restricted Stock shall lapse in full; and
     (b) Employee shall be entitled to a lump sum cash payment in an amount equal to one hundred twenty-five percent (125%) of Employee’s annual base salary in effect as of the date of such termination, subject to applicable withholdings as required by applicable law, payable on the Effective Date specified in a Release delivered by Employee to the Company following such Change of Control in the form attached hereto as Exhibit A.
2. Definitions. For purposes of this Agreement, capitalized terms used herein shall have the following meanings:
     (a) “Cause” shall be limited to the occurrence of any of the following events, as set forth in a written resolution duly adopted by a majority of the Board: (i) Employee continuing to engage in conduct which causes material harm to the Company after having been given thirty (30) days written notice of such determination by the Board, (ii) Employee’s indictment for violation of any Law constituting a felony (including the Foreign Corrupt Practices Act of 1977)

or the foreign equivalent thereof, (iii) Employee’s continuing failure to perform the lawful directives of the Board or Employee’s employment duties and responsibilities to the Company, in each case in all material respects and after having been given thirty (30) days written notice of such determination by the Board which written notice shall specifically identify the directive alleged not to have been followed or the employment duties which it is alleged Employee has continually failed to substantially perform, the basis for the Board’s determination thereof and the specific corrective action that the Board proposes that Employee take, and (iv) Employee’s incurable breach of any material element of the Company’s Confidential Information and Inventions Agreement. In no event shall Employee’s death or Disability constitute Cause or the basis for any termination therefor.
     (b) “Change of Control” shall mean: (1) a dissolution or liquidation of the Company; (2) any sale or transfer of all or substantially all of the assets of the Company; (3) any merger, consolidation or similar transaction in which the holders of the Company’s outstanding voting securities immediately prior to such transaction do not hold, immediately following such transaction, securities representing fifty percent (50%) or more of the combined voting power of the outstanding securities of the surviving entity; or (4) the acquisition by any person (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in a single transaction or series of related transactions, of beneficial ownership (within the meaning of Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing fifty percent (50%) or more of the combined voting power of the then-outstanding securities of the Company, excluding in any case shares of capital stock of the Company purchased from the Company in a transaction the principal purpose of which is to raise capital for the Company.
     (c) “Good Reason” shall mean: (i) a reduction in Employee’s annual base salary, (ii) the relocation of Employee’s full-time office to a location other than within sixty (60) miles of Carlsbad, California, or (iii) a violation or breach by the Company, in any material respect, of any of its obligations to Employee so long as Employee has given the Company thirty (30) days notice of such breach and the Company has not cured the breach during that thirty (30) day period.
     (d) “Disability” shall mean Employee’s failure or inability, for reasons of health, to perform Employee’s usual and customary duties on behalf of the Company in the usual and customary manner for a total of more than ninety (90) consecutive business days (excluding Saturdays, Sundays and Holidays (days during which the Company is closed due to a recognized holiday)).
3. Golden Parachute Taxes. In the event that any payment or distribution by the Company, or the grant of any benefit by the Company, to or for the benefit of Employee (whether paid or payable, distributed or distributable or granted or to be granted pursuant to the terms of this Agreement or otherwise) (collectively, “Benefits”) would be nondeductible by the Company for federal income tax purposes because of Section 280G of the Internal Revenue Code (the “Code”) and/or would cause Employee to be liable for an excise tax pursuant to Section 4999 of the Code, then the Benefits paid, distributed or granted to Employee under this Agreement shall equal (i) the full amount of such Benefits or (ii) the Reduced Amount (as defined below), whichever of the foregoing amounts is determined by the Company to result, on an after-tax basis, in the receipt by Employee of the greatest amount of such Benefits, notwithstanding that all or some portion of the Benefits may be taxable under Section 4999 of the Code. In making its determination pursuant to the preceding sentence, the Company shall take into account all applicable Federal, state, and local employment and income taxes, as well as the excise tax imposed by Section 4999 of the Code. For purposes of this Section 4, the “Reduced Amount” shall be the maximum amount payable to Employee that would result in no portion of the Benefits being (i) nondeductible by the Company under Section 280G of the Code or (ii) subject to an excise tax liability under Section 4999 of the Code. Notwithstanding the foregoing and any other provision contained herein, in the event (as a result of Benefits to be received under this Agreement or any other plan or arrangement between the Employee and the Company) of any required reduction, as a result of Section 4999 of the Code, of Benefits to be received by Employee, reduction shall be made from such other plan or arrangement prior to any reduction relating to Benefits to be received by Employee under this Agreement.
4. Application of Code Section 409A. If the Company determines that any of the Benefits fail to satisfy the distribution requirement of Section 409A(a)(2)(A) of the Code as a result of Section 409A(a)(2)(B)(i) of the Code, the payment of such benefit shall be accelerated to the minimum extent necessary so that such benefit is not subject to the provisions of Section 409A(a)(1) of the Code. (It is the intention of the preceding sentence to apply the short-term deferral provisions of Section 409A of the Code, and the regulations and other guidance thereunder, to the Benefits, and the payment schedule as revised after the application of the preceding sentence shall be referred to as the “Revised Payment Schedule.”) However, if there is no Revised Payment Schedule that would avoid the application of Section 409A(a)(1) of the Code, the payment of such benefits shall not be paid pursuant to a Revised Payment Schedule and instead shall be delayed to the minimum extent necessary so that such benefits are not subject to the provisions of Section 409A(a)(1) of the Code. The Board may attach conditions to or adjust the amounts paid pursuant to this Section 4 to preserve, as closely as possible, the economic consequences that would have applied in the absence of this Section 4; provided, however, that no such condition or adjustment shall result in the payments being subject to Section 409A(a)(1) of the Code.
5. General Provisions.
     (a) This Agreement shall be governed by the laws of the State of California (without regard to principles of conflict of laws).
     (b) Any notice, demand or request required or permitted to be given by either the Company or Employee pursuant to the terms of this Agreement shall be in writing and shall be deemed given when delivered personally or deposited in the U.S. mail, First Class with postage prepaid, and addressed to the parties at such addresses as have been previously furnished by the Parties or such other address as a Party may request by notifying the other in writing.
     (c) The rights and obligations of Employee under this Agreement may not be transferred or assigned without the prior written consent of the Company.
     (d) This Agreement is meant to supplement the terms of stock option agreement(s) or other agreement(s) pursuant to which Employee acquired the Options, as well as any written employment agreement between the Company and Employee. To the extent that the terms and conditions of this Agreement are inconsistent with those found in such stock option agreement(s) or other agreement(s) (employment or otherwise), the terms and conditions of this Agreement shall be controlling.
     (e) Any Party’s failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent any Party from thereafter enforcing each and every other provision of this Agreement. The rights granted the Parties herein are cumulative and shall not constitute a waiver of any Party’s right to assert all other legal remedies available to it under the circumstances.
     (f) Employee agrees upon request to execute any further documents or instruments necessary or desirable to carry out the purposes or intent of this Agreement.
     (g) In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.
     (h) This Agreement, in whole or in part, may be modified, waived or amended upon the written consent of the Company and Employee.
     (i) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one instrument.
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In Witness Whereof, the undersigned have set their hand as of the date first above written.

Employee	Dot Hill Systems Corp.

/s/ Hanif I. Jamal Hanif I. Jamal	/s/ Dana Kammersgard Dana Kammersgard,
President and Chief Executive Officer
[Signature Page to Change of Control Agreement]

Exhibit A
RELEASE AND WAIVER OF CLAIMS
     In consideration of the payments and other benefits set forth in the Change of Control Agreement dated July 14, 2006, between Dot Hill Systems Corp. (the “Company”) and Hanif I. Jamal (“Employee”), to which this form is attached, Employee hereby furnishes the Company with the following release and waiver.
     Employee hereby releases, and forever discharges the Company, its officers, directors, agents, employees, stockholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising at any time prior to and including Employee’s employment termination date with respect to any claims relating to Employee’s employment and the termination of Employee’s employment, including but not limited to, claims pursuant to any federal, state or local law relating to employment, including, but not limited to, discrimination claims, claims under the California Fair Employment and Housing Act, and the Federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the Federal Americans with Disabilities Act (“AD”) or claims for wrongful termination, breach of the covenant of good faith, contract claims, tort claims, and wage or benefit claims, including but not limited to, claims for salary, bonuses, commissions, stock, stock options, vacation pay, fringe benefits, severance pay or any form of compensation.
     Employee also acknowledges that Employee has read and understood Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” Employee hereby expressly waives and relinquishes all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims Employee may have against the Company.
     Employee acknowledges that, among other rights, Employee is waiving and releasing any rights Employee may have under ADEA, that this waiver and release is knowing and voluntary, and that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled as an employee of the Company. Employee further acknowledges that Employee has been advised, as required by the Older Workers Benefit Protection Act, that: (a) the waiver and release granted herein does not relate to claims which may arise after this release and waiver is executed; (b) Employee has the right to consult with an attorney prior to executing this release and waiver (although Employee may choose voluntarily not to do so); and (c) if on the date of execution of this release and waiver Employee is age 40 or older, then (I) Employee has twenty-one (21) days from the date Employee receives this release and waiver, in which to consider this release and waiver (although Employee may choose voluntarily to execute this release and waiver earlier); and (II) Employee has seven (7) days following the execution of this release and waiver to revoke Employee’s consent to this release and waiver. This release and waiver shall be effective as of the date of execution hereof; provided that if on the date of execution of this release and waiver Employee is age 40 or older, then this release and waiver shall not be effective until the foregoing seven (7) day revocation period has expired. The date as of which this release and waiver is effective as aforesaid shall be deemed the “Effective Date” hereof.

Date:	By:
Hanif I. Jamal